UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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SCPIE Holdings Inc.

(Name of Registrant as Specified in Its Charter)

N/A

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April 18, 2007

Dear Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of SCPIE Holdings Inc., which will be held at our principal executive offices located at 1888 Century Park East, Los Angeles, CA 90067, on May 22, 2007, at 3:00 p.m., Pacific Time.

The business to be considered and voted upon at the meeting is explained in the accompanying Notice of Annual Meeting and Proxy Statement.

On behalf of the Board of Directors, I urge you to sign, date and return the enclosed proxy card as soon as possible or to submit a proxy by telephone or Internet by following the instructions on the proxy card, even if you currently plan to attend the meeting. Your vote is important, regardless of the number of shares you own. Returning the enclosed proxy or submitting a proxy by telephone or Internet will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

Thank you for your support of our Company.

Sincerely,

Mitchell S. Karlan, M.D.
Chairman

SCPIE HOLDINGS INC.

1888 Century Park East

Los Angeles, California 90067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON May 22, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of SCPIE Holdings Inc. (the “Company”) will be held at our principal executive offices located at 1888 Century Park East, Los Angeles, CA 90067, on May 22, 2007, at 3:00 p.m., Pacific Time, for the following purposes:

1.	To consider and vote upon the election of four directors to serve until the Annual Meeting of Stockholders in 2010 and until their successors are duly elected and qualified (Item 1 on proxy card);

2.	To consider and vote upon the ratification of the selection of the Company’s independent registered public accounting firm (Item 2 on proxy card); and

3.	To transact such other business as may come properly before the Annual Meeting or any adjournments or postponements thereof.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FOUR DIRECTORS LISTED ON ITEM 1 OF THE PROXY CARD AND “FOR” THE PROPOSAL ON ITEM 2 OF THE PROXY CARD.

Only stockholders of record at the close of business on March 26, 2007, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. All stockholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign and return the enclosed proxy card in the accompanying envelope or to submit a proxy by telephone or the Internet by following the instructions on the proxy card. The proxy may be revoked by the person who executed it by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

By order of the Board of Directors

Joseph P. Henkes
Secretary

April 18, 2007

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR USING THE INTERNET, AS EXPLAINED ON THE PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY CARD (OR SUBMITTED A PROXY BY TELEPHONE OR INTERNET).

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS OF

SCPIE HOLDINGS INC.

To Be Held On May 22, 2007

INTRODUCTION

This Proxy Statement is being furnished to the stockholders of SCPIE Holdings Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors from holders of the outstanding shares of $.0001 par value common stock of the Company (“Common Stock”), for use at the Annual Meeting of Stockholders of the Company to be held on May 22, 2007, and any adjournments or postponements thereof (the “Annual Meeting”).

The principal executive offices of the Company are located at 1888 Century Park East, Los Angeles, California 90067. The telephone number is (310) 551-5900.

This Proxy Statement is first being mailed to the Company’s stockholders on or about April 18, 2007. The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy card will be borne by the Company.

ABOUT THE MEETING

Where and when is the Annual Meeting being held?

The Annual Meeting will be held at our principal executive offices located at 1888 Century Park East, Los Angeles, CA 90067, on May 22, 2007, at 3:00 p.m., Pacific Time.

What is the purpose of the Annual Meeting?

The Annual Meeting is being held to consider and vote upon the election of four directors to serve until the Annual Meeting of Stockholders in 2010 and until their successors are duly elected and qualified and to consider and vote upon the ratification of the selection of the Company’s independent registered public accounting firm. The Company’s Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting.

At the conclusion of the meeting, the Company’s management will report on the performance of the Company in 2006 and respond to questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only holders of record of shares of Common Stock as of the close of business on March 26, 2007, the record date fixed by the Board of Directors (the “Record Date”), will be entitled to receive notice of and to vote at the Annual Meeting.

As of the Record Date, there were 9,557,906 shares of Common Stock issued, outstanding and entitled to be voted at the Annual Meeting. These shares are held by approximately 4,800 stockholders of record. An additional 500,000 shares of Common Stock have been issued to a wholly owned subsidiary of the Company. These shares are neither voted nor counted for purposes of a quorum under applicable provisions of the Delaware General Corporation Law.

How do I vote?

As a holder of Common Stock, you are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of Common Stock held of record by you as of the Record Date. If you complete and properly sign the accompanying proxy card and return it to the Company (or submit a proxy by telephone or the Internet by following the instructions found on the accompanying proxy card) and if it is received in time and not duly revoked, it will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card at that time or vote in person. If your shares of Common Stock are held in “street name” and you wish to vote at the meeting, you must obtain a proxy card from the institution that holds your shares.

What are the Board’s recommendations?

The Board’s recommendation is set forth together with a description of the proposal in this Proxy Statement. In summary, the Board recommends that you vote:

•

FOR election of Mitchell S. Karlan, M.D., Jack E. McCleary, M.D., Wendell L. Moseley, M.D. and Joseph D. Stilwell to serve as directors until the Annual Meeting of Stockholders in 2010 and until their successors are duly elected and qualified (see page 6).

•	FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007 (see page 33).

Can I submit a proxy to vote by telephone or electronically?

You may submit a proxy to vote by telephone or through the Internet on each matter to be considered by the stockholders at the Annual Meeting.

Stockholders with shares registered directly with Mellon Investor Services LLC, the Company’s transfer agent (“Mellon”), may submit a proxy to vote by telephone by calling 1-866-540-5760 using a touch-tone phone and following the recorded instructions. Stockholders will be asked to provide the control number from the enclosed proxy card.

Stockholders with shares registered directly with Mellon may submit a proxy to vote on the Internet by accessing http://www.proxyvoting.com/skp to complete an electronic proxy card. Stockholders will be asked to provide the control number from the enclosed proxy card.

If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you will be able to give voting instructions by telephone or electronically.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum to conduct business at the Annual Meeting. Proxies received but marked as abstentions and “broker non-votes” (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but cannot be voted on others) will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

What happens if I submit a proxy card without giving specific voting instructions?

Unless you give other instructions on your proxy card, the shares represented by that proxy will be voted “FOR” the election, as directors of the Company, of Mitchell S. Karlan, M.D., Jack E. McCleary, M.D., Wendell L. Moseley, M.D. and Joseph D. Stilwell and “FOR” the ratification of the selection of the Company’s independent registered public accounting firm. With respect to any other proposals that properly come before the meeting, the proxy holders will vote using their own discretion. In addition, if any director nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as the Board shall nominate. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the proposals to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those proposals. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum. Therefore, any “broker non-votes” may have the effect of a vote against such proposal.

Can I revoke my proxy after I return my proxy card?

Yes. After you have given a proxy, you may revoke it at any time prior to its exercise at the Annual Meeting by either (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date or (3) voting in person at the Annual Meeting. All written notices of revocation or other communications with respect to revocation of proxies must be received prior to the exercise of the proxies and should be addressed as follows: SCPIE Holdings Inc., 1888 Century Park East, Los Angeles, California 90067, Attention: Joseph P. Henkes, Secretary.

Will abstentions affect the voting results?

You may abstain to vote on any item other than the election of directors. A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted with respect to such matter, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote with respect to any matter requiring the approval of the holders of at least a majority of issued and outstanding shares of common stock present in person or represented by proxy at the meeting.

What vote is required for election of directors?

A plurality of the votes of shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting, at which a quorum must be present, is required for the election of the directors identified in this Proxy Statement. With respect to the election of directors, stockholders may (1) vote “FOR” all four nominees, (2) “WITHHOLD” authority to vote for all such nominees or (3) “WITHHOLD” authority to vote for any individual nominee or nominees but vote for all other nominees. Because directors are elected by a plurality of the votes of shares of Common Stock present or represented at the meeting and entitled to vote on the election of directors, votes to withhold authority with respect to one or more nominees and any “broker non-votes” will have no effect on the outcome of the election.

What vote is required to ratify the selection of the Company’s independent registered public accounting firm?

The vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting, at which a quorum must be present, is required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. As such, abstentions with respect to this proposal will have the same effect as a vote “AGAINST” the proposal. Because brokers have discretion to vote in favor of this proposal, there will be no “broker-non-votes” with respect thereto.

STOCK OWNERSHIP

What is the stock ownership of the Company’s directors, executive officers and largest beneficial owners?

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of March 26, 2007, by (i) each stockholder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee of the Company, (iii) the Chief Executive Officer and each additional executive officer named in the summary compensation table under “Executive Compensation” below and (iv) all directors, nominees and executive officers of the Company as a group. The Company believes that, except as otherwise noted, each individual named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual. Unless otherwise indicated, the business address of each named person is c/o SCPIE Holdings Inc., 1888 Century Park East, Los Angeles, California 90067.

Name	Number of Shares Beneficially Owned (1)(2)	Percent of Total (1)(2)	Deferred Stock Units (3)
The Stilwell Group (4)	847,400	8.87%	—
Joseph D. Stilwell (4)	847,400	8.87%	—
Dimensional Fund Advisors LP (5)	610,690	6.39%	—
Barclays Global Investors, LTD (6)	577,187	6.04%	—
SuNOVA, L.P. (7)	502,012	5.00%	—
Donald J. Zuk	272,302	2.79%	—
Joseph P. Henkes	106,957	1.11%	—
Robert B. Tschudy	102,991	1.07%	—
Ronald L. Goldberg	70,000	*	—
Mitchell S. Karlan, M.D.	66,405	*	4,000
Willis T. King, Jr.	61,634	*	—
Jack E. McCleary, M.D.	43,320	*	—
Wendell L. Moseley, M.D.	42,804	*	4,000
William A. Renert, M.D.	38,334	*	4,000
Donald P. Newell	35,490	*	—
Henry L. Stoutz, M.D.	34,929	*	4,000
Ronald H. Wender, M.D.	27,333	*	—
Kaj Ahlmann	0	*	—
Marshall S. Geller	0	*	—
Elizabeth A. Murphy	0	*	—
All directors and executive officers as a group	1,749,899	17.11%	16,000

*	Less than 1%.

(1)	As to each of the following persons (and all directors and executive officers as a group), the table includes the following shares issuable upon exercise of options that are exercisable within 60 days from March 26, 2007: Mitchell S. Karlan, M.D., 1,667; Willis T. King, Jr., 1,667; Wendell L. Moseley, M.D., 1,667; Jack E. McCleary, M.D., 1,667; William A. Renert, M.D., 1,667; Henry L. Stoutz, M.D., 1,667; Ronald H. Wender, M.D., 3,333.

(2)	Based on 9,557,906 shares of Common Stock issued and outstanding as of the Record Date; this figure does not include 500,000 shares of Common Stock held by a wholly owned subsidiary of the Company that are neither voted nor counted for purposes of a quorum under applicable provisions of the Delaware General Corporation Law.

(3)	Deferred stock units are not included in the beneficial ownership totals or in the percent of ownership (columns 1 and 2) because they are not yet issued shares and do not have voting or investment power.

(4)

Based solely upon information contained in a report on Schedule 13D/A jointly filed by Stilwell Value Partners III, L.P., Stilwell Value LLC and Joseph D. Stilwell (collectively, the “Stilwell Group”) with the

Securities and Exchange Commission (the “SEC”) on December 18, 2006. According to this filing, each of Stilwell Value Partners III, L.P., Stilwell Value LLC and Mr. Stilwell has shared voting and dispositive power with respect to 847,400 shares. The business address of Stilwell Value Partners III, L.P., Stilwell Value LLC and Mr. Stilwell is 26 Broadway, 23rd Floor, New York, New York 10004.

(5)

Based solely upon information contained in a report on Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on December 1, 2006. According to this filing, Dimensional Fund Advisors LP has sole voting and dispositive power with respect to 610,690 shares; however, Dimensional Fund Advisors LP disclaims beneficial ownership of such securities, which are owned by various investment companies, trusts and accounts which it advises. The business address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(6)	Based solely upon information contained in a report on Schedule 13G, jointly filed by Barclays Global Investors, NA, Barclays Global Investors, Ltd, Barclays Fund Advisors, Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited with the SEC on January 23, 2007. According to this filing, Barclays Global Investors, NA has sole voting power with respect to 246,038 shares and sole dispositive power with respect to 261,472 shares; Barclays Global Fund Advisors has sole voting and dispositive power with respect to 309,310 shares; and Barclays Global Investors Ltd has sole voting and dispositive power with respect to 6,405 shares. The business address of Barclays Global Investors, NA is 45 Fremont St., San Francisco, California 94105, the business address of Barclays Global Fund Advisors is 400 Bellevue Parkway, Wilmington, Delaware 19809 and the business address of Barclays Global Investors Ltd is 1 Royal Mint Court London, EC3N 4HH.

(7)

Based solely upon information contained in a report on Schedule 13G, jointly filed by SuNOVA Holdings, LLC, SuNOVA Partners, L.P., SuNOVA Long-Term Opportunity Fund, L.P., SuNOVA, LLC, SuNOVA Capital, LP, Matthew Byrnes and Felice Gelman with the SEC on March 12, 2007. According to this filing, SuNOVA Partners, L.P. has shared voting and dispositive power with respect to 157,050 shares; SuNOVA Long-Term Opportunity Fund, L.P. has shared voting and dispositive power with respect to 24,700 shares; SuNOVA Holdings, LLC has shared voting and dispositive power with respect to 181,750 shares; each of SuNOVA Capital, LP and SuNOVA LLC has shared voting and dispositive power with respect to 320,262 shares; Matthew Byrnes has shared voting and dispositive power with respect to 502,012 shares; and Felice Gelman has shared voting and dispositive power with respect to 502,012 shares. The business address of each of the reporting persons is 780 Third Avenue, 5th Floor, New York, New York 10017.

PROPOSALS

ELECTION OF DIRECTORS

(Proxy Item 1)

General

The Company’s Board of Directors is divided into three classes, with the terms of office of the respective classes ending in successive years. Four directors are to be elected at the Annual Meeting for full three-year terms expiring in 2010. The Board’s nominees are Mitchell S. Karlan, M.D., Jack E. McCleary, M.D., Wendell L. Moseley, M.D. and Joseph D. Stilwell, each of whom is currently a director of the Company.

Directors hold office until the Annual Meeting for the year in which their respective terms expire and until their successors are elected and qualified unless, prior to that time, they have resigned, retired, or otherwise left office.

All shares of Common Stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, the proxies will be voted for the election of the four directors identified below. If any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as the Board shall nominate.

Set forth below is information regarding each nominee or director continuing in office, including a description of his or her positions and offices with the Company (other than as a director); a brief description of his or her principal occupation and business experience during at least the last five years; directorships presently held by him or her in certain other companies or associations; his or her age; and the date each director was first elected to the Board of the Company or its predecessors.

Nominees for Election as Directors to be Elected for a Term of Three Years

Ending at the Annual Meeting of Stockholders in 2010

Mitchell S. Karlan, M.D., 79, Chairman of the Board, has been a member of the Board since 1986. He has been a board-certified general surgeon in Los Angeles, California, for more than five years. Dr. Karlan is a past Chairman of the American Medical Association, Council on Scientific Affairs. He is a former President of the Los Angeles County Medical Association (“LACMA”), a former Chairman of LACMA’s Board of Trustees and a past member of the California Medical Association (“CMA”) Board of Trustees. Dr. Karlan is a member of the Medical Board of California’s Division of Licensing, and a past President of the California Medical Board. He also is a director in the Breast Center/Cedars-Sinai Medical Center.

Jack E. McCleary, M.D., 79, Director, has been a member of the Board since 1982. He had been a board-certified dermatologist in Sherman Oaks, California, for more than five years prior to his retirement in 1997. He is a former CMA and LACMA President and Speaker of the CMA House of Delegates.

Wendell L. Moseley, M.D., 79, Director, has been a member of the Board since 1983. He had been a board-certified family practitioner in San Bernardino, California, for more than five years prior to his retirement in 1992. Dr. Moseley was named Teacher of the Year for 1995-1996 in the Department of Family Practice at Loma Linda University School of Medicine, and was a member of the school’s clinical faculty from 1991 to 2000. Dr. Moseley is a past President of the San Bernardino County Medical Society. Dr. Moseley served as a CMA delegate for 27 years.

Joseph D. Stilwell, 45, Director, has been a member of the Board since January 2007. He has acted as a private investment manager overseeing the Stilwell Group of funds since 1993. Mr. Stilwell received a Bachelor of Science in Economics from The Wharton School, University of Pennsylvania. He has been a director of

American Physicians Capital, Inc. since November 2004. On December 14, 2006, the Company and Mr. Stilwell entered into a Settlement Agreement pursuant to which the Company agreed to appoint Mr. Stilwell to the Board and the Strategic Planning Committee, effective January 15, 2007, and to nominate him for election to the Board at the Annual Meeting, and he agreed to support the Company’s nominees for the meeting.

The Board of Directors recommends a vote “FOR” the election of each of the four nominee directors named above.

Directors Whose Terms of Office Continue

Terms Expiring at 2008 Annual Meeting of Stockholders

William A. Renert, M.D., 67, Director, has been a member of the Board since 1990. He has been a board-certified radiologist in La Mesa, California, for more than five years. He is a past Chairman of the Board of Directors of Grossmont Hospital and a past President of the San Diego County Medical Society.

Henry L. Stoutz, M.D., 74, Director, has been a member of the Board since 1976. He had been a board-certified urologist in Ventura, California, for more than five years prior to his retirement in 1997. Dr. Stoutz is a former clinical instructor, Department of Urology, at the UCLA School of Medicine.

Ronald H. Wender, M.D., 60, Director, has been a member of the Board since 2001. He has been a board-certified anesthesiologist in Los Angeles, California, for more than five years. Currently, Dr. Wender is co-chair of the Department of Anesthesiology at Cedars-Sinai Medical Center in Los Angeles, and is a co-founder and co-managing partner of the General Anesthesia Specialist Partnership (GASP) Medical Group, also in Los Angeles. In addition, he is the director of anesthesia research and teaching programs at Cedars-Sinai. Dr. Wender is on the teaching faculty at UCLA, UC Irvine and Martin Luther King/Drew Medical Center. Dr. Wender is a past President of the Medical Board of California and is currently a member of its Division of Medical Quality.

Donald J. Zuk, 70, Director, President and Chief Executive Officer, has been a member of the Board since 1997. Mr. Zuk became Chief Executive Officer of the Company’s predecessor in 1989. Prior to joining the Company, he served 22 years with Johnson & Higgins, insurance brokers. His last position there was Senior Vice President in charge of its Los Angeles Health Care operations, which included the operations of the Company’s predecessor. Mr. Zuk is a director of BCS Financial Corporation, a privately held property/casualty insurance and finance holding company.

Terms Expiring at 2009 Annual Meeting of Stockholders

Kaj Ahlmann, 56, Director, has been a member of the Board since June 2006. He provides independent consulting services to various companies related to the reinsurance and insurance industries. From 2001 to 2003, Mr. Ahlmann was the Chairman and CEO of Inreon, a global electronic reinsurance venture created by Munich Re, Swiss Re, Internet Capital Group and Accenture. Mr. Ahlmann was Vice Chairman and Executive Officer of E.W. Blanch Holdings, Inc., a provider of integrated risk management and distribution services, from 1999 to 2001, and Chairman, President and CEO of Employers Reinsurance Corporation, one of the major reinsurance companies globally, from 1993 to 1999. Mr. Ahlmann has served on the boards of Danish Re, E.W. Blanch Holdings, Inc., Employers Reinsurance Corporation, GE Capital Services, Inc., Hampton Re Holdings Ltd. and Inreon. Mr. Ahlmann currently serves on the boards of Erie Indemnity Company, Erie Insurance Group and Cyrus Re. Mr. Ahlmann graduated from the University of Copenhagen in Denmark with a MS in Mathematics in 1975, and a BS in Mathematics in 1971.

Marshall S. Geller, 68, Director, has been a member of the Board since June 2006. He is the co-founder and Senior Managing Director of St. Cloud Capital, a Los Angeles-based private investment fund formed in

December 2001. He is also Chairman, CEO and founding partner of Geller & Friend Capital Partners, Inc., a private merchant bank formed in November 1995. Mr. Geller has spent more than 40 years in corporate finance and investment banking, including 21 years as Senior Managing Director for Bear, Stearns and Company, with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East. Mr. Geller currently serves as a Non-Executive Chairman of the Board of Directors of ShopNBC-Value Vision Media, Inc. and as director on the boards of GP Strategies Corporation, 1st Century Bank N.A., Blue Holdings, Inc. and National Holdings Corp. Mr. Geller also serves as a member of the Board of Governors of Cedars-Sinai Medical Center, Los Angeles. Mr. Geller graduated from California State University, Los Angeles, with a BS in Business Administration, where he currently serves on the Dean’s Advisory Council for the College of Business & Economics.

Willis T. King, Jr., 62, Director, has been a member of the Board since 1997. He has been Chairman of First Protective Insurance Company of Lake Mary, Florida, since this Florida homeowner’s insurance company was founded in 1998. Mr. King joined Highlands Insurance Group, Inc., a property and casualty insurance holding company, in June 1999 as Chairman and Chief Executive Officer, and retired in November 2001. On October 31, 2002, Highlands Insurance Group, Inc. filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code. The principal insurance subsidiaries of Highlands Insurance Group, Inc. are currently under the jurisdiction of the Texas District Court which appointed the Texas Insurance Commissioner as a permanent receiver of the subsidiaries in November 2003. Prior to his service with Highlands Insurance Group, he was a director and officer of J&H Marsh McLennan, insurance brokers, and Vice Chairman of its Guy Carpenter & Company, Inc. subsidiary from 1997 until 1999. From 1986 to 1997, Mr. King served as Chairman and Chief Executive Officer of Willcox Incorporated Reinsurance Intermediaries, and as a director of Johnson & Higgins. Currently, he serves as a director of Max Re Capital Ltd., a publicly traded company, and of BCS Financial Corporation, a privately held property/casualty insurance and finance holding company.

Elizabeth A. Murphy, 53, Director, has been a member of the Board since June 2006. She was appointed Executive Vice President and Chief Financial Officer of Scottish Re Group Limited in April 2002. Ms. Murphy retired from her position as Chief Financial Officer of the Scottish Re Group Limited, a New York Stock Exchange traded company, in August 2005 and as Executive Vice President on March 31, 2006. From January 2001 to March 2002, Ms. Murphy was the Treasurer at ACE Limited, a property and casualty insurance company. From December 1993 through December 2000 she served as the Chief Financial Officer of ACE Tempest Reinsurance Ltd. Prior to joining ACE Tempest Reinsurance Ltd., she served in Senior Audit Manager positions with PricewaterhouseCoopers in Bermuda and London. Ms. Murphy graduated from the University of Southampton in England with a BS in Social Sciences in 1975 and is a member of the Institute of Chartered Accountants in England and Wales.

Meetings and Committees of the Board of Directors

There were nine meetings of the Company’s Board of Directors during the year ended December 31, 2006. During 2006, no incumbent director attended less than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which the director serves. It is the Company’s policy to invite members of the Board of Directors to attend each Annual Meeting of Stockholders. All members of the Board attended the 2006 Annual Meeting and are expected to attend the 2007 Annual Meeting.

The Board of Directors has six standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, the Stock Option and Incentive Bonus Committee and the Strategic Planning Committee.

Executive Committee.    The Executive Committee operates pursuant to a written charter adopted by the Board of Directors. The Executive Committee has the authority to exercise all powers of the Board of Directors between meetings of the Board, except in cases where action of the entire Board is required by the Company’s

Amended and Restated Certificate of Incorporation, the Company’s Bylaws or applicable law. The Executive Committee consists of four members, one of whom is required to be the Chairman of the Board of Directors. The members of the Executive Committee are Drs. Karlan (Chairman), McCleary and Moseley, and Mr. Zuk. The Executive Committee held 15 meetings in 2006.

Audit Committee.    The Audit Committee, established by the Board of Directors in accordance with requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee selects and engages the Company’s independent auditors, reviews the scope of audit engagements, reviews comment letters of such auditors and management’s response thereto, approves professional services provided by such auditors, reviews the independence of such auditors, reviews any major accounting changes made or contemplated, considers the range of audit and non-audit fees, reviews the adequacy of the Company’s internal accounting controls and annually reviews its charter and submits any recommended changes to the Board of Directors for its consideration. The Audit Committee consists of five members: Drs. Wender (Chairman) and Renert, Messrs. Geller and King and Ms. Murphy. The Board of Directors has determined that each member of the Audit Committee is “independent” and meets the financial literacy requirements of the listing standards under the New York Stock Exchange (“NYSE”), that each member of the Audit Committee meets the enhanced independence standards established by the Securities and Exchange Commission (“SEC”) and that Mr. King qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The Audit Committee held eight meetings in 2006.

Compensation Committee.    The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Compensation Committee establishes remuneration levels for the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Senior Vice Presidents of the Company, reviews significant employee benefit programs and establishes, as it deems appropriate, and administers executive compensation programs, including bonus plans, certain equity-based programs, deferred compensation plans and any other such cash or stock incentive programs. The Chief Executive Officer of the Company establishes remuneration levels for other employees of the Company. The Compensation Committee consists of three members: Drs. Karlan (Chairman) and Moseley, and Mr. King. The Board of Directors has determined that each member of the Compensation Committee is “independent” under the NYSE listing standards. The Compensation Committee held two meetings in 2006.

Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors. The Nominating/Corporate Governance Committee identifies and recommends to the Board of Directors qualified candidates for nomination as directors of the Company, develops and recommends to the Board of Directors corporate governance principles applicable to the Company and oversees the evaluation of the Board of Directors and management of the Company. The Nominating/Corporate Governance Committee consists of four members: Drs. McCleary (Chairman), Karlan and Wender and Mr. Ahlmann. The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” under the NYSE listing standards. The Nominating/Corporate Governance Committee held seven meetings in 2006.

Stock Option and Incentive Bonus Committee.    The Stock Option and Incentive Bonus Committee operates pursuant to a written charter adopted by the Board of Directors. The Stock Option and Incentive Bonus Committee has responsibility to establish criteria and standards for incentive compensation awarded to senior executives of the Company, to administer the stock option program of the Company and to ensure compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. The Stock Option and Incentive Bonus Committee consists of three members, Drs. McCleary (Chairman) and Stoutz and Ms. Murphy. The Stock Option and Incentive Bonus Committee held two meetings in 2006.

Strategic Planning Committee.    The Strategic Planning Committee operates pursuant to a written charter adopted by the Board of Directors. The Strategic Planning Committee has responsibility to review and make recommendations to the Board regarding the Company’s long-term strategic plans, to review the performance of the Company relative to its long-term strategic plans, to oversee and make recommendations to the Board regarding any special strategic initiatives identified by the Board and to evaluate and make recommendations to the Board regarding emerging trends affecting the Company. The Strategic Planning Committee consists of five members, Messrs. Ahlmann (Chairman), Geller, Stilwell, and Zuk and Dr. Karlan. The Strategic Planning Committee held four meetings in 2006.

Director Independence

The Board has adopted a policy (the “Director Independence Policy”) to assist the Board in determining the independence of the Company’s directors in accordance with the NYSE listing standards. The Director Independence Policy is incorporated into the Company’s Corporate Governance Guidelines and is available on the Company’s website at www.scpie.com. The Director Independence Policy provides that it is the policy of the Board that a majority of its members be independent of the Company and its management. Under the policy, a director is independent if the Board affirmatively determines that the director does not have any direct or indirect material relationship with the Company. Under the Director Independence Policy, an “independent director” is one who:

•	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

•	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

•	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

•

has not received and no member of his or her immediate family has received more than $100,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

•

is not and no member of his or her immediate family is currently a partner of a firm that is the Company’s internal or external auditor; is not a current employee of the Company’s internal or external auditor; does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practices; and for the past three years has not, and no member of his or her immediate family has been (and no longer is) a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•

is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

•

is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or two percent of such other company’s consolidated revenues during any of the past three years;

•	is free of any relationships with the Company that may impair, or appear to impair his or her ability to make independent judgments; and

•

is not, and no member of his or her immediate family is, employed as an executive officer of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or two percent of such charitable organization’s total annual receipts.

For purposes of the Director Independence Policy, “immediate family members” of a director include the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

The Board currently consists of 12 directors. The Board has determined that each of Drs. Karlan, McCleary, Moseley, Renert, Stoutz and Wender, Messrs. Ahlmann, Geller, King and Stilwell and Ms. Murphy has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) or its management and is “independent” under the NYSE listing standards and pursuant to the Director Independence Policy. In making its determination, the Board took into account the fact that in November 2005 the Company sold the shares of common stock it held in BCSI Holdings Inc. (a privately held property/casualty insurance company of which Messrs. Zuk and King are directors and Mr. King owns less than one percent of the shares of common stock) to the company’s parent and Dr. Moseley provides consulting services to the Company’s insurance subsidiaries for which he is paid $30,000 or less per year in consulting fees.

Executive Sessions of Non-Management Directors

The Board holds regularly scheduled executive sessions of its non-management directors and will at least annually schedule a meeting with only independent directors. In accordance with the Company’s corporate governance guidelines, Dr. Karlan, Chairman of the Board, presides at these meetings as lead independent director. If Dr. Karlan is unable to participate, another non-management director designated by the remaining non-management directors will preside at these meetings. The non-management directors met four times during 2006.

Director Nomination Process

Director Qualifications.    The Nominating/Corporate Governance Committee has established certain criteria it considers as guidelines in considering nominations to the Company’s Board of Directors. The criteria include: (a) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (b) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (c) experience in the Company’s industry and with relevant social policy concerns; (d) experience as a board member of another publicly held company; (e) academic expertise in an area of the Company’s operations; and (f) practical and mature business judgment. The criteria are not exhaustive and the Nominating/Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high-quality business and professional experience. In doing so the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Identification and Evaluation of Nominees for Directors.    The Board of Directors believes that, based on the Nominating/Corporate Governance Committee’s knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Nominating/Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded Board of Directors. Accordingly, it is the policy of the Nominating/Corporate Governance Committee not to accept unsolicited nominations from stockholders. However, if requested by the Board, the committee will evaluate the qualifications of such unsolicited nominees according to its criteria and report its conclusions to the Board. In making its nominations, the Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the committee’s criteria for Board service are renominated. As to new candidates, the committee will generally poll the Board members and members of management for recommendations. The committee may also review the composition and qualification of the Boards of Directors of the Company’s competitors, and may seek input from industry experts or analysts. The committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors. On occasion, the Board of Directors has also relied on third-party search firms to identify director nominees. Each of the nominees selected for election as director at the 2007 Annual Meeting are recommended by the Nominating/Corporate Governance Committee to stand for re-election.

Stockholder and Interested Party Communication with Directors

The Company believes that the Annual Meeting provides an opportunity each year for stockholders to communicate directly with our Board of Directors on appropriate matters. In addition stockholders and interested parties, at any time, may communicate in writing to the Board of Directors, or the non-management directors as a group, by sending such written communication to Attn: Chairman, Board of Directors, SCPIE Holdings Inc., P.O. Box 1059, Beverly Hills, California, 90213-1059. The Chairman of the Board of Directors will provide a copy or summary of any correspondence either to the full Board of Directors or to the non-management directors, depending upon the addressee of the correspondence.

Code of Business Conduct and Ethics

The Company has established a Code of Business Conduct and Ethics that applies to its officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and as a “code of business conduct and ethics” within the meaning of the NYSE listing standards.

Corporate Governance Documents

The Company’s corporate governance documents, including the Executive Committee Charter, Audit Committee Charter, Compensation Committee Charter, Nominating/Corporate Governance Committee Charter, Stock Option and Incentive Bonus Committee Charter, Strategic Planning Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available, free of charge, on the Company’s website at www.scpie.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. The Company will also provide copies of these documents, free of charge, to any stockholder upon written request to SCPIE Holdings Inc., 1888 Century Park East, Suite 800, Los Angeles, California 90067, Attn: Chief Financial Officer.

Summary of Directors’ Compensation

Each non-employee director currently receives an annual retainer of $35,000. Each non-employee director is paid $2,500 per Board meeting. Fees to non-employee directors for participation on committees of the Board of Directors are $2,000 per meeting. The Chairman of the Executive Committee receives an additional annual retainer of $100,000. All non-employee directors are reimbursed for reasonable travel and other expenses incurred to attend meetings of the Board and committees thereof.

Pursuant to a standing resolution of the Board of Directors, each non-employee director of the Company is granted on the date of each Annual Meeting of Stockholders, at his or her option, either (1) 2,000 shares of restricted Common Stock or (2) 2,000 deferred stock units and dividend equivalents with respect to such units. The units represent the right to receive shares of stock on a deferred basis. Under The Amended and Restated 2003 Equity Participation Plan of the Company, as amended (the “2003 Plan”), each non-employee director of the Company previously received stock option grants pursuant to a formula set forth in the 2003 Plan. The Company discontinued this arrangement in 2006 and no stock options were granted to directors in that year.

The Southern California Physicians Insurance Exchange, the predecessor of the Company (the “Exchange”), maintained the SCPIE Retirement Plan for Outside Governors and Affiliated Directors (the “Board of Governors’ Retirement Plan”), a nonqualified supplemental retirement plan that provides a $12,000 annual retirement benefit for members of the Exchange’s Board of Governors and directors of affiliated entities who had at least five years of service as defined in the Board of Governors’ Retirement Plan. In connection with the Company’s initial public offering in 1997, the Exchange’s obligations under the Board of Governors’ Retirement Plan became the obligations of SCPIE Management Company, a subsidiary of the Company. Participation in the Board of Governors’ Retirement Plan was frozen on December 31, 1996. Any persons receiving benefits on that date continue to receive them. All other eligible persons under the Board of Governors’ Retirement Plan became 100% vested in the benefits accrued prior to that date and no additional benefits accrued after that date. No additional individuals, including directors of the Company or its subsidiaries, are eligible to participate in the Board of Governors’ Retirement Plan.

The following table shows the compensation information for each of the Company’s non-employee directors for the year ended December 31, 2006. The compensation of the President and Chief Executive Officer and former Senior Vice President and General Counsel, Messrs. Zuk and Newell, is disclosed in the “Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mitchell S. Karlan, M.D.	$225,500	$33,172	$7,850	—	—	—		$266,522
Wendell L. Moseley, M.D.	$93,500	$33,172	$7,850	—	—	$30,000	(3)	$164,522
Jack E. McCleary, M.D.	$113,500	$33,172	$7,850	—	—	—		$154,522
Ronald H. Wender, M.D.	$87,500	$33,172	$7,850	—	—	—		$128,522
Willis T. King, Jr.	$77,500	$33,172	$7,850	—	—	—		$118,522
William A. Renert, M.D.	$67,500	$33,172	$7,850	—	—	—		$108,522
Henry L. Stoutz, M.D.	$61,500	$33,172	$7,850	—	—	—		$102,522
Marshall S. Geller	$41,500	$24,145	—	—	—	—		$65,645
Kaj Ahlmann	$37,500	$21,771		—	—	—		$59,271
Elizabeth A. Murphy	$35,500	$21,752	—	—	—	—		$57,252
Joseph D. Stilwell (4)	—	—	—	—	—	—		—

(1)	In accordance with the Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), the dollar value shown in the “Stock Awards” column for each of the non-employee directors represents the compensation expense recognized by the Company in 2006 with respect to restricted stock granted to such directors in 2006 and prior years. The aggregate grant date fair value of each restricted stock grant made in 2006 is set forth in the table below.

Non-Employee Director	Restricted Stock Awarded: No. of Shares (a)	Deferred Stock Units and Dividend Equivalents Awarded: No. of Shares (b)	Grant Date Fair Value ($/Unit)	Restricted Stock Outstanding as of Year End: No. of Shares	Deferred Stock Units and Dividend Equivalents Outstanding as of Year End: No. of Shares
Kaj Ahlmann	2,000	—	$23.51	2,000	—
Marshall S. Geller	—	2,000	$22.95	—	2,000
Mitchell S. Karlan, M.D.	—	2,000	$22.95	—	6,000
Willis T. King, Jr.	2,000	—	$23.49	2,000	—
Jack E. McCleary, M.D.	—	2,000	$22.95	—	2,000
Wendell L. Moseley, M.D.	—	2,000	$22.95	—	6,000
Elizabeth A. Murphy	2,000	—	$23.49	2,000	—
William A. Renert, M.D.	—	2,000	$22.95	—	6,000
Joseph D. Stilwell	—	—	—	—	—
Henry L. Stoutz, M.D.	—	2,000	$22.95	—	6,000
Ronald H. Wender, M.D.	2,000	—	$22.95	2,000	—

(a)	The shares of restricted stock vest on the first anniversary of the grant date. Stock distributable pursuant to a restricted stock unit award is distributed in a lump sum or in installments over a period of years determined at the election of the non-employee director at the time of his or her irrevocable deferral election.

(b)	The issuance of the stock distributable pursuant to a deferred stock unit award will occur on the earliest of: (i) a date or dates specified by the non-employee director pursuant to a timely election, (ii) the non- employee director’s termination of directorship, (iii) the non-employee director’s death, or (iv) a change in control. Under no circumstances may the time or schedule of distribution of stock pursuant to a unit award be accelerated.

(2)	In accordance with the SFAS 123(R), the dollar value shown in the “Option Awards” column for each of the non-employee directors represents the compensation expense recognized by the Company in 2006 with respect to options granted to such directors in years prior to 2006. No options were granted to directors in 2006.

(3)	Represents fees for consulting services to the Company’s insurance subsidiaries.

(4)	Mr. Stilwell joined the Board on January 15, 2007 and, accordingly, did not receive compensation for service on the Board in 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for the Company’s named executive officers, which consists of the Company’s Chief Executive Officer, Chief Financial Officer and three next most highly paid executive officers as determined under the rules of the Securities and Exchange Commission.

The Company’s executive compensation program is principally administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee consists of three non-employee directors, who are appointed by the Board. In addition, the Company’s Board of Directors has formed the Stock Option and Incentive Bonus Committee (the “Bonus Committee”) to administer, among other things, the Company’s 2003 Amended and Restated Equity Participation Plan and Senior Executive Incentive Bonus Plan. The Bonus Committee consists of three outside directors, who are appointed by the Board.

Compensation Objectives

The general philosophy of the Compensation Committee is to provide executive compensation programs, including salary, bonus and equity incentive programs, that will enhance the profitability of the Company and its stockholder value by aligning the financial interests of the Company’s executives with those of its stockholders. The Compensation Committee is responsible for the formulation of appropriate compensation plans and incentives for executives of the Company, the recommendation of such plans and incentives to the Board of Directors for its consideration and adoption, the award of equity incentives and the ongoing administration of various compensation programs as may be authorized or directed by the Board. The Compensation Committee also has specific responsibility for the compensation of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Senior Vice Presidents. The Chief Executive Officer establishes compensation levels for executives other than the aforementioned senior executive officers in accordance with the policies established by the Compensation Committee.

The overall goal of the Compensation Committee is to ensure that compensation policies are consistent with the Company’s strategic business objectives and provide incentives for the attainment of these objectives. The compensation program includes three components:

•	Base salary, which is intended to provide a stable annual salary at a level consistent with individual contributions.

•	Variable pay, which links bonus and other short-term incentives to the performance of the Company and the individual executive.

•	Stock ownership and similar long-term incentives, which encourage actions to maximize stockholder value.

Another goal of the Compensation Committee is to ensure that the Chief Executive Officer and other executives are compensated in a manner that is consistent with the Company’s compensation strategy, that is competitive with other companies in the industry and that is equitable within the Company. The Compensation Committee believes that compensation programs must be structured to attract and retain talented executives.

Determination of Compensation Awards

The Compensation Committee has the primary authority to determine and recommend the compensation awards available to the Company’s senior executive officers. In setting the compensation of the Company’s senior executive officers, the Compensation Committee makes its decisions based on factors such as the recommendations of management, the performance of the individual, its general knowledge of compensation in the insurance industry and inflation. For compensation decisions relating to the senior executive officers other than our Chief Executive Officer, the Compensation Committee typically considers recommendations from the

Chief Executive Officer. The Compensation Committee meets outside the presence of the Company’s senior executive officers, including the named executive officers, to consider appropriate compensation for the Chief Executive Officer.

The Compensation Committee has not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, the Compensation Committee’s general philosophy has been to keep a balance between base salary, incentive bonus and equity compensation which is consistent with that provided by other companies in the insurance industry. The Compensation Committee does not believe significant compensation derived from one component of compensation should negate or reduce compensation from other components. However, the Compensation Committee considers the overall cost to the Company in making certain of its compensation determinations.

To assist management and the Compensation Committee in assessing the Company’s executive compensation packages, management engaged Towers Perrin in November 2006 to advise the Compensation Committee by developing a recommendation for delivering long-term incentive awards to a select group of the Company’s key employees. The Company’s compensation consultant presented the Company’s management with information on both market competitive long-term equity incentive values as well as market competitive long-term equity incentive costs. The Compensation Committee and Bonus Committee may consider making long-term equity awards to key employees of the Company in 2007.

Components of Compensation

Base Salary.    It is the Compensation Committee’s policy to position base executive salaries annually at levels that are competitive within the industry, with consideration for industry standards, the performance of the Company, individual performance and scope of responsibility in relation to other officers and key executives within the Company. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight. In selected cases, other factors may also be considered.

For 2006, the Compensation Committee increased the 2006 base salary of the Company’s executive officers, other than the Chief Executive Officer, with the increases ranging from 5.6% to 11.5% and averaging 7.4%. The Chief Executive Officer continued to receive the annual cost of living increase under his employment agreement with the Company. The Chief Executive Officer also granted base salary increases for 2006 to vice presidents of the Company’s subsidiaries. The average increase was 3.2%.

The Compensation Committee has increased the 2007 base salary of the Company’s executive officers, other than the Chief Executive Officer, with the increases averaging 3.5%. The Chief Executive Officer continues to receive the annual cost of living increase under his Employment Agreement with the Company. The Chief Executive Officer also granted base salary increases for 2007 to vice presidents of the Company’s subsidiaries. The average increase was 2.9%.

Annual Incentive Bonuses.    The Company has adopted an Annual Incentive Plan for the payment of cash bonuses based on a combination of Company performance in relation to predetermined objectives and individual executive performance for each year under the plan. Under the Annual Incentive Plan, the Compensation Committee, together with the Chief Executive Officer, established target performance objectives for operating income and net earned premium for the year and individual bonus opportunities based on industry comparisons. For purposes of the Annual Incentive Plan, the Company defines “operating income” to be the Company’s underwriting income, plus net investment income, minus provision for taxes. The greater weight is placed on the operating income component, with 75% of the targeted plan payouts being based on the achievement of the operating income target and 25% of the targeted plan payouts being based on the achievement of the net earned premium target. Actual plan payouts are based on a graduated scale that adjusts the targeted bonus opportunities upward or downward based on the degree to which the Company’s performance has either exceeded or fallen short of the operating income and net earned premium targets. Individual awards also are subject to adjustment upward or downward by 50% of the amount of the award derived from the Company’s performance in the Compensation Committee’s discretion based on the Company’s performance and the individual performance of the executive during the year.

For 2006, each of the named executive officers, other than Messrs. Zuk and Newell, participated in the Annual Incentive Plan. In February 2006, the Compensation Committee established the individual targeted bonus opportunities and net earned premium and operating income targets for the year. Individual targeted bonus opportunities (before adjustment for Company and individual performance) equaled 40% of 2006 base salary for each participating named executive officer. Mr. Zuk set the target bonus opportunities for officers other than senior vice presidents and the Chief Accounting Officer. For 2006, the Compensation Committee established net earned premium and operating income targets of $126.5 million and $15.0 million, respectively, under the Plan. Following the year end, both Company and individual performance were assessed. During 2006, the Company’s net earned premium and operating income both fell short of the targeted amounts. As a result, for 2006 each named executive officer was entitled to receive 60.4% of their target bonus. Based on the Company’s achievements in 2006, including maintenance of premium levels in a difficult market and the upgrade of the Company’s A.M. Best rating to a B+ secured rating, the Compensation Committee elected to adjust the amount of the bonuses awarded upward by 50% of the amount of the bonuses based on the Company’s performance as provided in the Plan. Based on the Company’s performance and these other factors, the Compensation Committee awarded payments under the plan for the participating named executive officers ranging from approximately $76,000 to $132,000.

The Company’s Board of Directors adopted a Senior Executive Incentive Bonus Plan (the “Senior Plan”) on February 24, 1999, which was approved by the Company’s stockholders at the Annual Meetings of Stockholders held on May 13, 1999 and May 20, 2004. Mr. Zuk’s bonus is determined in the same manner under the Senior Plan as are bonuses under the Annual Incentive Plan, except that his targeted bonus opportunity is fixed in advance by the Bonus Committee. For 2006, the Bonus Committee set Mr. Zuk’s targeted bonus opportunity at 50% of his base salary for 2006 and elected to adjust the target bonus opportunity upward by 50%. Mr. Zuk received a bonus of $309,548 under the Senior Plan for 2006. The Company believes that the bonuses paid by the Company under the Senior Plan to Mr. Zuk for 2006 will be fully deductible for federal income tax purposes.

On March 27, 2007, the Compensation Committee set the performance targets and targeted bonus opportunities for 2007 under the Annual Incentive Plan for the Company’s senior vice presidents and Chief Accounting Officer. For 2007, the Compensation Committee has determined to base plan payouts on a core net earned premium target and a combined ratio core business target. The Compensation Committee concluded that using core net earned premium and combined ratio core business targets provide the appropriate incentives to align management performance with the Company’s business plan. The Compensation Committee has established $120.0 million as the core net earned premium target and 93% as the combined ratio core business target for purposes of bonus awards for 2007. The greater weight will be placed on the combined ratio core business component, with 75% of the targeted plan payouts being based on that target and 25% of the targeted plan payouts being based on the achievement of the core net earned premium target. Actual plan payouts will be based on a graduated scale that adjusts the targeted bonus opportunities upward or downward based on the degree to which the Company’s performance under each component has either exceeded or fallen short of the targets. The Compensation Committee has set the individual targeted bonus opportunities (before adjustment for Company and individual performance) at 40% of base salary during 2007. As in prior years, Mr. Zuk set the target bonus opportunities for officers other than senior vice presidents and the Chief Accounting Officer.

On the same date the Compensation Committee made its determinations, the Bonus Committee set the performance targets under the Senior Plan. For 2007, the Bonus Committee has set Mr. Zuk’s targeted bonus opportunity (before adjustment for Company performance) at 50% of base salary during 2007, with the same core net earned premium and combined ratio core business targets as were set under the Annual Incentive Plan. The Bonus Committee also adjusted the targeted bonus opportunity upward by 50% of the targeted bonus amount. Under the Senior Plan, the Bonus Committee may exercise discretion to reduce (but not increase) the bonus payable to Mr. Zuk from the bonus amount derived from the Company’s financial performance.

Bonuses for 2007 under the Annual Incentive Plan and the Bonus Plan will be paid to participants in early 2008.

Equity Awards.    The Compensation Committee is committed to a long-term incentive program for executives, which will encourage participants to promote the long-term growth of the Company. The Compensation Committee believes that management employees should be rewarded with a proprietary interest in the Company for continued outstanding long-term performance and to attract, motivate and retain qualified and capable executives.

In November 1997, the Board of Directors adopted The 1997 Equity Participation Plan of the Company (the “Equity Plan”), which was approved by stockholders at the 1998 Annual Meeting. In October 2001, the Board of Directors adopted an amendment and restatement of the Equity Plan, which was approved by the stockholders at the 2002 Annual Meeting. The Equity Plan was further amended and restated in 2003 to allow directors to receive grants of restricted stock. Under the Equity Plan, the governing committee of the Board of Directors may grant, at its discretion, awards to participants in the form of non-qualified stock options, incentive stock options, a combination thereof or other equity incentives. The maximum number of shares available for grant under the Equity Plan is 1,700,000. The Board of Directors has formed the Bonus Committee to administer, among other things, the grant of options under the Equity Plan. The Bonus Committee was comprised of three outside directors during 2006.

The Bonus Committee, the Compensation Committee and the Board of Directors are all of the view that it was important to provide equity incentives to the Company’s officers during periods in which cash bonuses are limited due to disappointing operating results. They believe that a high level of executive motivation and future performance can be maintained through such equity incentives as option grants. During 2003, the Bonus Committee granted a number of options to senior executive officers of the Company and stock appreciation rights to vice presidents of the Company’s subsidiaries. These options and stock appreciation rights were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, and become exercisable in three cumulative annual installments commencing one year after the date of grant. The Bonus Committee granted no additional options or stock appreciation rights during 2004 through 2006.

As discussed above, management engaged a compensation consultant in November 2006 to advise the Compensation Committee by developing a recommendation for delivering long-term incentive awards to a select group of the Company’s key employees. The Company’s compensation consultant presented the Company’s management with information on both market competitive long-term equity incentive values as well as market competitive long-term equity incentive costs. The Compensation Committee and Bonus Committee may consider making long-term equity awards to key employees of the Company in 2007.

401(k) Plan.    The Company has a 401(k) plan, which provides retirement benefits to its employees. Under the 401(k) plan, the Company contributes a 200% matching contribution based on the first 3% of employee’s compensation plus a discretionary contribution of 1% of employee’s compensation. All contributions under the 401(k) plan vest immediately.

Employment Agreements.    SCPIE Management Company has in effect an employment agreement with Mr. Zuk, which is guaranteed by the Company. Mr. Zuk’s employment agreement provides for a term expiring on December 31, 2010, at a current salary of $705,500, with annual increases indexed to increases in the Consumer Price Index for the preceding calendar year. This agreement also provides for payment of bonuses at the discretion of the Board of Directors of SCPIE Management Company, subject to the approval of the Company. In the event of termination of the agreement by SCPIE Management Company under certain circumstances prior to a change in control of SCPIE Holdings Inc., severance pay of up to two years’ salary is due. Mr. Zuk may also terminate the agreement at any time, with or without cause, upon 90 days’ written notice to SCPIE Management Company. In December 2005, SCPIE Management Company and Mr. Zuk entered into a deferred compensation agreement, which is guaranteed by the Company. Under the deferred compensation agreement, the Company is obligated to pay Mr. Zuk three equal annual installments of $43,600 commencing on his “separation from service” (as defined in the agreement) and on the first and second anniversaries thereof. See “—Executive Compensation Tables—Nonqualified Defined Contributions and Other Nonqualified Deferred Compensation.”

The Company entered into an employment agreement with Mr. Newell relating to his employment as the Senior Vice President and General Counsel of the Company. Mr. Newell’s employment with the Company commenced on January 1, 2001, pursuant to the employment agreement. The employment agreement was reviewed annually and was extended through March 31, 2007. The employment agreement provided for a 2006 salary of $375,000, with $200,000 of such amount deferred by the Company, which accrued interest at a rate of 9% per annum, compounded quarterly. The deferred portion of Mr. Newell’s salary for years prior to 2005 is payable to Mr. Newell, together with accrued interest, in equal monthly installments beginning on January 31, 2008 and ending on December 31, 2017, or such different period of time as Mr. Newell elects and the Board of Directors approves in its sole discretion. The amount of deferred compensation and accrued interest for these years becomes immediately due and payable upon certain events, including Mr. Newell’s death or, if Mr. Newell elects payment, a “change of control” (as defined in the agreement) of the Company. For 2005, the deferred portion of Mr. Newell’s salary for such year is payable to him, together with accrued interest, in equal monthly installments beginning on January 31, 2006 and ending on December 31, 2007. The deferred portion of Mr. Newell’s salary for 2006 is payable to him, together with accrued interest, in equal monthly installments beginning on January 31, 2007 and ending on December 31, 2008. The amount of deferred compensation and accrued interest for 2005 and 2006 becomes immediately due and payable upon Mr. Newell’s death. The amount of deferred compensation and accrued interest for 2005 becomes immediately due and payable upon a “change of control” (as defined in the agreement). During 2007, no portion of Mr. Newell’s salary was deferred. The employment agreement provided that Mr. Newell was not entitled to participate in the Company’s Annual Incentive Plan, but would be granted stock options by the Bonus Committee and was included in the Company’s standard employment benefits plans. On March 31, 2007, Mr. Newell retired from the Company.

Change in Control Severance Agreements.    The Company has entered into Change in Control Severance Agreements with each of the named executive officers, other than Mr. Newell, that will provide the officers certain benefits if their employment is terminated within a specified period after a change in control of the Company. See “—Executive Compensation Tables—Potential Payments Upon Termination or Change in Control.”

Pension Benefits.    The Company maintains a non-contributory defined benefit pension plan, the SCPIE Management Company Retirement Income Plan (the “Retirement Plan”). The Retirement Plan was suspended as to new participants and accrual of additional benefits effective as of December 31, 2000. The Retirement Plan provides each employee with a basic annual benefit at normal retirement (age 65) equal to 1.15% of the employee’s earnings for each year of service with the Company after 1989 (subject to legal limitations) and the employee’s benefit accrued under a prior plan maintained by the Company. Benefits under the Retirement Plan vested after five years of service.

The Company also maintains a supplemental executive retirement plan, as amended (the “SERP”), which enhances the benefits provided under the Retirement Plan to selected employees of the Company, including the named executive officers. The SERP was amended to cease further benefit accruals with respect to certain employees of the Company as of December 31, 2000, and was further amended to suspend further benefit accruals and vesting for all remaining participants as of February 24, 2004. See “—Executive Compensation Tables—Pension Benefits.”

Perquisites and Other Elements of Compensation.    The Company also provides other benefits to its executive officers that are not tied to any formal individual or company performance criteria and are intended to be part of a competitive overall compensation program. These benefits include payment to, or on behalf of, the Chief Executive Officer of country club dues, car allowances and out-of-pocket medical and dental expenses, and payment to other named executive officers of unused vacation pay. The Compensation Committee believes that such perquisites are necessary and appropriate in order to provide competitive compensation for our executive officers.

Policy on Deductibility of Compensation.    The Bonus Committee has considered the potential impact of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the corporation and that meets certain other technical requirements. To appropriately recognize the contribution of the Company’s executive officers to the Company and its stockholders and to exempt bonuses paid to such officers from the $1 million limit of Section 162(m), in 1999, the Compensation Committee and the stockholders adopted and approved the Senior Plan, a performance-based incentive bonus plan, which was re-approved by the stockholders at the 2004 Annual Meeting of the Company. The Senior Plan applies in lieu of the annual incentive bonuses discussed above for executive officers covered by the Annual Incentive Plan. The only officer covered by the Senior Plan in 2006 was Mr. Zuk. The Compensation Committee believes that the Plan, as administered by the Bonus Committee, and the Senior Plan qualify as “performance based” under Section 162(m). Pursuant to its terms, the Senior Plan is required to be approved by the Company’s stockholders at least every five years.

Executive Compensation Tables

Summary Compensation Table.    The following table shows the compensation information for each of our named executive officers for services rendered in all capacities to us and our subsidiaries for the year ended December 31, 2006:

2006 Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus (1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation (2)		Total
Donald J. Zuk President and Chief Executive Officer	2006	$683,000		—	—	—	$309,548	—	(3)	$61,929		$1,054,477

Robert B. Tschudy Senior Vice President and Chief Financial Officer	2006	$365,000		$44,113	—	—	$88,226	—		$15,400		$512,739

Donald P. Newell (4) Senior Vice President and General Counsel	2006	$375,000	(4)	—	—	—	—	$33,208	(5)	$71,500	(6)	$479,708

Joseph P. Henkes Senior Vice President, Operations and Actuarial Services and Secretary	2006	$285,000		$34,445	—	—	$68,889	$52,037		$17,477		$457,848

Ronald L. Goldberg Senior Vice President, Marketing and Underwriting	2006	$290,000		$35,048	—	—	$70,098	—		$29,399		$424,545

(1)	The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent cash bonus awards earned during 2006 under the Annual Incentive Plan (or the Bonus Plan, in the case of Mr. Zuk) based on the Company’s performance in comparison to pre-established net earned premium and operating income targets for 2006. Except with respect to Mr. Zuk, the amounts shown in the “Bonus” column represent the portion of the cash bonus awards earned under the Annual Incentive Plan as a result of the decision by the Compensation Committee to adjust the bonus amount upward based on its review of the named executive officers’ individual performance in 2006. The entire amount of the bonus earned by Mr. Zuk is reflected in the “Non-Equity Incentive Plan Compensation” column. As discussed above, the Bonus Committee elected to adjust Mr. Zuk’s bonus amount upward in February 2006. Accordingly, the entire amount of Mr. Zuk’s bonus was based on the Company’s performance. See “—Compensation Discussion and Analysis—Components of Compensation—Annual Incentive Bonuses.”

(2)	The amounts shown consist of payments made on behalf of or received by the named executive officers for out-of-pocket medical and dental expenses, country club dues, car allowances and vacation pay, as follows:

Named Executive Officer	Year	Medical and Dental	Country Club Dues	Car Allowance	Unused Vacation Pay
Mr. Zuk	2006	$22,614	$2,618	$21,297	—
Mr. Tschudy	2006	—	—	—	—
Mr. Newell	2006	—	—	—	—
Mr. Henkes	2006	—	—	—	$2,077
Mr. Goldberg	2006	—	—	—	$13,999

The table below sets forth contributions to the Company’s SMC Cash Accumulation Plan (the “401(k) Plan”), as follows

Named Executive Officer	401(k) Plan
Mr. Zuk	$15,400
Mr. Tschudy	$15,400
Mr. Newell	$14,000
Mr. Henkes	$15,400
Mr. Goldberg	$15,400

Under the 401(k) Plan, the Company makes a 200% matching contribution based on the first 3% of an employee’s compensation plus a discretionary contribution of 1% of the employee’s compensation. All contributions under the 401(k) Plan vest immediately.

(3)	The Company’s Retirement Plan provides for an actuarial increase in benefits for late retirement. Mr. Zuk was eligible to retire under the Retirement Plan as of December 31, 2006, but elected not to retire. Accordingly, Mr. Zuk received an actuarial increase in benefit under the Retirement Plan in the amount of $23,209 in 2006. However, the SERP does not provide an actuarial increase in benefits and the present value of the benefits under the SERP decreased for the year ended December 31, 2006 in the amount of $37,380 due to Mr. Zuk’s late retirement. As a result, for the year ended December 31, 2006, the present value of accumulated benefits under both pension plans combined decreased by $14,171.

(4)	Mr. Newell’s salary for 2006 includes $200,000 of deferred compensation. See “—Compensation Discussion and Analysis—Components of Compensation—Employment Agreements” above.

(5)	Represents above-market interest accrued on deferred compensation for Mr. Newell. See “—Compensation Discussion and Analysis—Components of Compensation—Employment Agreements” above.

(6)	Mr. Newell was treated as a non-employee director for purposes of director cash compensation. Thus, the amounts indicated in the “All Other Compensation” column includes $57,500 of annual retainer and meeting fees Mr. Newell received as a non-employee director. Mr. Newell retired from the Board of Directors on January 15, 2007. See “Election of Directors (Proxy Item 1)—Summary of Directors Compensation” above.

Grants of Plan-Based Awards.    The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2006:

2006 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards ($/Sh)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Donald J. Zuk	2/7/2006	$102,450	$512,250	$768,375	—	—	—		—	—
Robert B. Tschudy	2/7/2006	$29,200	$146,000	$219,000	—	—	—		—	—
Donald P. Newell	—	—	—	—	—	—	—		—	—
Joseph P. Henkes	2/7/2006	$22,800	$114,000	$171,000	—	—	—		—	—
Ronald L. Goldberg	2/7/2006	$23,200	$116,000	$174,000	—	—	—		—	—

(1)	The amounts shown represent the threshold, target and maximum bonus awards under the Company’s Annual Incentive Plan and Senior Plan, as calculated below, for named executive officers participating in those plans. The “Threshold” column represents the smallest bonuses that would have been paid if the Company had achieved the minimum net earned premium and operating income amounts required for the payment of any bonus under both such incentive plan components. For 2006, payment of the minimum amount of each bonus component was contingent on the Company having achieved at least 80% of the targeted operating income and net earned premium amounts, or $12.0 million and $101.2 million, respectively. The “Target” column represents the bonuses that would have been paid if the Company had achieved the net earned premium and operating income amounts required for target bonus payments. For 2006, the payment of the target amount of each bonus component was contingent on the Company having achieved operating income and net earned premium amounts of $15.0 million and $126.5 million, respectively. The “Maximum” column represents the largest bonus that would have been if the Company had achieved the net earned premium and operating income amounts required for the maximum bonus payments. For 2006, payment of the maximum amount of each component of the bonus was contingent on the Company having achieved at least 125% of the targeted operating income and net earned premium amounts, or $18.8 million and $158.1 million, respectively. Each of the amounts shown (other than for Mr. Zuk) assume that the Compensation Committee did not determine to adjust the bonuses paid upward or downward based on the individual performance of the named executive officers during the year. At the beginning of 2006, the Bonus Committee elected to adjust Mr. Zuk’s targeted bonus upward by 50% pursuant to the provisions of the Senior Plan. Each of the amounts shown for Mr. Zuk reflect such upward adjustment. The actual bonus amounts earned by the named executive officers in 2006 are shown under “—Summary Compensation Table” above.

Outstanding Equity Awards at Fiscal Year End.    The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2006:

Outstanding Equity Awards at Fiscal Year End 2006

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Unexercised Options	Option Exercise Price (2)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Donald J. Zuk	102,000 102,000	— —	— —	$ $	16.70 5.95	10/16/2011 3/12/2013	— —	— —	— —	— —
Robert B. Tschudy	40,000 60,000	— —	— —	$ $	16.70 5.95	5/16/2012 3/12/2013	— —	— —	— —	— —
Donald P. Newell	5,000 1,000 1,000 15,000	— — — —	— — — —	$ $ $ $	35.80 28.00 24.25 16.70	5/14/2008 5/12/2009 5/11/2010 10/16/2011	— — — —	— — — —	— — — —	— — — —
Joseph P. Henkes	45,000 45,000	— —	— —	$ $	16.70 5.95	10/16/2011 3/12/2013	— —	— —	— —	— —
Ronald L. Goldberg	35,000 35,000	— —	— —	$ $	16.70 5.95	10/16/2011 3/12/2013	— —	— —	— —	— —

(1)	Each option vested as to one-third of the shares of Common Stock subject to the option on the first three anniversaries of the grant date.

(2)	Represents the closing price of a share of the Company’s Common Stock on the New York Stock Exchange on the option grant date.

Option Exercises and Stock Vested.    None of the named executive officers exercised options in the year ended December 31, 2006, nor did they hold any restricted stock that vested in such year.

Pension Benefits.    The following table summarizes the actuarial present value of Messrs. Zuk’s and Henkes’ accumulated benefits under the Company’s non-contributory defined benefit Retirement Plan and the Company’s SERP, as well as the amount of any payments made to them under such plans during the year ended December 31, 2006. No named executive officer other than Messrs. Zuk and Henkes participates in defined benefit plans provided by the Company.

2006 Pension Benefits

Name	Plan Name		Number of Years Credited Service (#)		Present Value of Accumulated Benefits (1)	Payments During Last Fiscal Year
Donald J. Zuk	Retirement Plan	(2)	33.67	(3)	$423,712	—
	SERP (4)		33.67	(5)	$2,028,070	—
Joseph P. Henkes	Retirement Plan	(2)	14.00	(3)	$182,127	—
	SERP (4)		9.42	(6)	$630,564	—

(1)

The present value of accumulated benefits under the Retirement Plan and the SERP was measured as of December 31, 2006 using a discount rate of 5.50% and assuming the mortality rate reflected in the RP-2000

Mortality Tables Report for white collar males. Benefits accrued under both the Retirement Plan and the SERP are assumed to commence from the later of the participant’s current age or age 62 (the assumed retirement age under the plans) in a form of life annuity (with respect to the Retirement Plan) or a five year annuity (with respect to the SERP). Under the Retirement Plan and the SERP, a participant may elect to receive an actuarially equivalent amount of his or her retirement benefits in the form of a lump sum payment in the event of death (in the case of the SERP), or an annuity with varying maturities (in the case of both plans).

(2)

The Company’s Retirement Plan provides each participating employee with a basic annual benefit at normal retirement (age 65) equal to 1.15% of the employee’s earnings for each year of service with the Company after 1989 (subject to legal limitations) and the employee’s benefit accrued under a prior plan maintained by the Company. Benefits under the Retirement Plan vest after five years of service. The Retirement Plan was suspended as to new participants and accrual of additional benefits effective as of December 31, 2000.

(3)

The number of years of credited service under the Retirement Plan for Messrs. Zuk and Henkes is equal to the number of years that each executive participated in the plan prior to the date the plan ceased to accrue further benefits on December 31, 2000.

(4)

The Company’s SERP enhances the benefits provided under the Retirement Plan to selected employees of the Company, including certain of the named executive officers. The SERP generally provides each selected employee with a basic annual benefit at normal retirement equal to 3.5% of the employee’s final average earnings for each year of service with the Company up to a maximum of ten years of service, less the annual benefits payable under the Retirement Plan. The SERP was amended to cease further benefit accruals with respect to certain employees of the Company as of December 31, 2000, and was further amended to suspend further benefit accruals and vesting for all remaining participants as of February 24, 2004.

(5)

The SERP was amended on January 1, 2001, pursuant to which a new formula was adopted to determine the number of years of credited service for purposes of the plan. The SERP was subsequently frozen as of February 24, 2004. The new formula applies unless the benefit accrued as of February 24, 2004 under that formula is less than the benefit accrued under the old formula as of December 31, 2000. Because Mr. Zuk’s accrued benefits under the old formula are greater than the benefits under the new formula through February 24, 2004, the number of years of credited service under the SERP reflected in the table for Mr. Zuk is equal to his credited service as of December 31, 2000.

(6)

The number of years of credited service under the SERP for Mr. Henkes is equal to the number of years that he participated in the plan prior to the date the plan ceased to accrue further benefits on February 24, 2004.

Nonqualified Defined Contributions and Other Nonqualified Deferred Compensation. The following table sets forth a summary of all nonqualified defined contributions and nonqualified deferred compensation received by each of the named executive officers for the year ending December 31, 2006 and the aggregate balance under such arrangements at the end of the year.

2006 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY		Company Contributions in Last FY	Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2006
Donald J. Zuk (1)	—		—	—		—	$130,800
Donald P. Newell (2)	$200,000	(3)	—	$113,513	(4)	$113,400	$1,445,690

(1)

Under Mr. Zuk’s deferred compensation agreement with SCPIE Management Company, the Company is obligated to pay Mr. Zuk three equal annual installments of $43,600 commencing on his “separation from service” (as defined in the agreement) and on the first and second anniversaries thereof. The Board and the Compensation Committee approved the deferred compensation arrangement in December 2005 due to an adjustment made by the Company under the terms of the SERP after discovering that Mr. Zuk’s benefits had been previously overstated in a report prepared by the Company’s independent actuarial firm it delivered to the Company. The total deferred compensation benefits awarded to Mr. Zuk under the deferred compensation agreement equals the present value of the total amount by which by Mr. Zuk’s SERP benefits were previously overstated.

(2)	Under Mr. Newell’s employment agreement with the Company, $200,000 of his annual salary was deferred by the Company, and accrues interest at a rate of 9% per annum, compounded quarterly. The amount of deferred compensation and accrued interest for 2006 becomes immediately due and payable upon Mr. Newell’s death. For 2006, the deferred portion of Mr. Newell’s salary for each such year is payable to him, together with accrued interest, in equal monthly installments beginning on January 31, 2007 and ending on December 31, 2008. The amount of deferred compensation and accrued interest for 2006 becomes immediately due and payable upon Mr. Newell’s death. Mr. Newell retired from the Company on March 31, 2007.

(3)	The amount reflected in this column for Mr. Newell has been included as “Salary” above under “—Summary Compensation Table.”

(4)	Represents the amount of interest accrued under Mr. Newell’s deferred compensation arrangement, a portion of which is reflected in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” above under “—Summary Compensation Table.”

Potential Payments Upon Termination or Change in Control

Change of Control Agreements. The Company has entered into Change in Control Severance Agreements with each of the named executive officers, other than Mr. Newell, that will provide the officers certain benefits if their employment is terminated within a specified period after a “change in control” (as defined below) of the Company. The Change in Control Severance Agreements will expire on December 31, 2010. On each January 1, the expiration date of each Change in Control Severance Agreement is automatically extended for an additional one-year period, unless the Company notifies the officer, on or before September 30 of the prior year, that it does not wish to further extend the Change in Control Severance Agreement with such officer. Under the Change in Control Severance Agreements, all outstanding options granted to the officers under any of the Company’s stock option plans, incentive plans or similar plans become fully vested and exercisable immediately prior to a change in control. This “single trigger” acceleration assures the named executive officers that all their stock-based awards will be available to them despite a subsequent termination of their employment without cause or attempt by new management to cause them to terminate employment, either of which would otherwise result in forfeiture of unvested options. In addition, if an officer’s employment is terminated by the Company other than for “cause” or “disability” (each, as defined below) or the officer resigns with “good reason” (as defined below) within two years following a change in control transaction involving the Company (each, a “qualifying termination”), the officer will be paid a severance payment equal to two times (three times for Mr. Zuk) such officer’s base salary and annual bonus plus the value of certain other benefits and payments forgone due to the termination and will continue to receive all employee benefits for two years (three years for Mr. Zuk) after the date of termination. An officer also may voluntarily terminate employment for any reason during the 30-day period following the first anniversary of the change in control (a “covered resignation”), in which case he or she will be provided with the same benefits, except the severance payment would be reduced by 50% and the employee benefits would be provided for a period of one year (eighteen months for Mr. Zuk) after the covered resignation. If it is determined that any payments made to an officer pursuant to a Change in Control Severance Agreement would subject such officer to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, under certain circumstances such officer will also be paid an additional amount sufficient to put such officer in the same tax position as he or she would have been in had no excise tax been imposed on such payment.

A “change of control” is generally defined as one of the following: (a) the acquisition by any person of beneficial ownership of 20% or more of the Company’s voting stock, (b) certain business combinations involving the Company, (c) a stockholder approved disposition of substantially all of the Company’s assets or (d) a change in a majority of the incumbent board members, except for changes in the majority of such members approved by at least two-thirds of such members.

“Good reason” is generally defined as one of the following: (a) the material diminution in executive’s position, authority, duties or responsibilities held prior to the change of control, (b) the reduction by more than 10% of executive’s annual total compensation as in effect prior to the change of control, (c) the relocation of the executive’s principal location of employment prior to the change in control which results in the one-way commuting distance for the executive increasing by more than thirty miles, (d) the Company’s failure to pay to the executive his or her compensation when due or (e) the Company’s failure to continue in effect any material compensation or benefit plan in which the executive participates prior to the change of control.

“Disability” is generally defined as the executive’s absence due to physical or mental illness from the full-time performance of his or her duties with the Company for six consecutive months and after thirty days’ written notice of termination given by the Company.

Qualifying Termination under Employment Agreements and Deferred Compensation Arrangements.    Under Messrs. Zuk’s and Newell’s employment agreements and deferred compensation agreements with the Company, in the event of termination of employment for specified reasons, each such executive officer is entitled to certain benefits, which are described below.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the named executive officers (a) under the Change in Control Severance Agreements, assuming that a change of control and a qualifying termination of employment, as described above, occurred on December 29, 2006, the last business day of 2006 and (b) in the case of Mr. Zuk, under his employment agreement and deferred compensation agreement with the Company, assuming that a change of control and/or a termination of employment for specified reasons occurred on December 29, 2006. Upon a change of control and/or a termination of employment, Mr. Newell is not entitled to receive any accelerated or enhanced benefits under any agreement or arrangement he has with the Company, and accordingly, is not included in the table below. For a description of the benefits Mr. Newell is entitled to receive upon a change of control and/or a termination of employment, see “—Nonqualified Defined Contributions and Other Nonqualified Deferred Compensation.” While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change in control or termination, the named executive officers will receive the amounts reflected below.

Name	Trigger	Multiple of Salary and Bonus (1)		Retirement Benefits (2)		Value of Option Acceleration (3)	Employment Benefits (4)	Deferred Compensation		280G Tax Gross Up (5)	Total Value (6)
Donald J. Zuk	Change of Control	—		—		—	—	$6,700	(7)	—	$6,700

	Change of Control and Qualifying Termination	$3,073,500		$46,200		—	$261,808	$6,700	(7)	$1,573,538	$4,961,746

	Termination due to Disability	$341,500	(8)	—		—	—	—		—	$341,500

	Termination due to Death	—		—		—	—	$6,700	(7)	—	$6,700

	Other Termination of Employment	$1,366,000	(9)	—		—	—	—		—	$1,366,000

Robert B. Tschudy	Change of Control and Qualifying Termination	$1,022,000		$46,200		—	$167,355	—		$518,306	$1,753,861

Joseph P. Henkes	Change of Control and Qualifying Termination	$798,000		$46,200		—	$147,355	—		$394,779	$1,386,334

	Termination due to Disability	—		$231,754	(10)	—	—	—		—	$231,754

Ronald L. Goldberg	Change of Control and Qualifying Termination	$812,000		$46,200		—	$148,605	—		$417,291	$1,424,096

(1)	Except as otherwise indicated (see footnotes 8 and 9 below), represents a severance payment equal to two times (three times for Mr. Zuk) the sum of the named executive officer’s (a) annual base salary for 2006, and (b) targeted annual bonus for 2006 or the average annual bonus received by the named executive officer for the three years immediately prior to the change in control, whichever is greater. In the event of a covered resignation, the named executive officer would be entitled to receive 50% of this severance payment.

(2)	In the case of a change of control and a qualifying termination, represents the estimated payments the Company would be required to make pursuant to the Change in Control Severance Agreements for matching contributions under the 401(k) Plan. Under the agreements, in such an event, the executive would be entitled to receive an amount equal to the matching contributions that the Company otherwise would have made under the 401(k) Plan for three years after the date of termination, assuming the named executive officer had made the maximum elected deferral contributions. See “—Compensation Discussion and Analysis—Components of Compensation—401(k) Plan.” In addition to the amounts included in the table, upon retirement or other termination of employment, Messrs. Zuk and Henkes would be entitled to the pension benefits under the Retirement Plan and the SERP. For a description of such benefits, see “—Pension Benefits.”

(3)	Since all of the options held by the named executive officers as of December 29, 2006 were vested, a change in control would not have caused the acceleration of any options held by the named executive officers as of such date.

(4)	Represents the estimated payments the Company would be required to make pursuant to the Change in Control Severance Agreements for continued medical and dental health benefits and outplacement services for a period of two years (three years for Mr. Zuk) after a change in control and a qualifying termination. In the event of a covered resignation, the Company would be required to provide continued medical and dental health benefits for a period of one year (eighteen months for Mr. Zuk) after such covered resignation. The calculation assumes the maximum benefit at rates in effect as of December 31, 2006.

(5)	Represents the estimated payment under the Change in Control Severance Agreements of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law. Assumes a federal income tax rate of 35%, a state income tax rate of 9.3%, a Medicare tax of 1.45% and an excess parachute tax rate of 20%.

(6)	Does not include the value to the executive of a continued right to coverage under directors’ and officers’ liability insurance. Under the Change in Control Severance Agreements, the Company is required to continue directors’ and officers’ liability insurance for the named executive officer party thereto for a period of six years following the date of his qualifying termination.

(7)	Represents the incremental present value (using a discount rate of 5.5%) of the accelerated payments to Mr. Zuk or his beneficiary under his deferred compensation agreement in the event of his death or a change of control of the Company. Under the deferred compensation agreement, Mr. Zuk is entitled to receive three equal annual installments of $43,600 commencing on his separation of service. However, in the event of his death or a change of control of the Company, the unpaid balance of Mr. Zuk’s deferred compensation would become immediately due and payable. A “change of control” under the agreement is defined as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A of the Internal Revenue Code and the Treasury Regulations and Internal Service guidance thereunder. See “—Nonqualified Defined Contributions and Other Nonqualified Deferred Compensation.”

(8)	Represents the estimated amount the Company would be required to pay Mr. Zuk under his Employment Agreement in the event of termination due to disability. Mr. Zuk’s Employment Agreement provides that in the event he is terminated due to disability the Company would be required to pay him an amount equal to six months of his salary. Under Mr. Zuk’s Employment Agreement, “disabled” means (a) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (b) circumstances in which Mr. Zuk is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months. See “—Compensation Discussion and Analysis—Components of Compensation—Employment Agreements.”

(9)	Represents the amount the Company would be required to pay Mr. Zuk according to his Employment Agreement in the event the Company terminates him for any reason (other than disability) prior to December 31, 2008. Mr. Zuk’s Employment Agreement provides that if he is so terminated, the Company is required to pay him an amount equal to two years of his salary. In the event the Company terminates Mr. Zuk for any reason (other than disability) after December 31, 2008 and prior to the expiration of his Employment Agreement, the Company would be required to pay Mr. Zuk an amount equal to one year of his salary. See “—Compensation Discussion and Analysis—Components of Compensation—Employment Agreements.”

(10)	Represents the difference between the present value of Mr. Henkes’ normal retirement benefits under the SERP, less the present value of his early retirement benefits under the SERP. Under the SERP, a participant is eligible to receive early retirement benefits beginning at the age of 55, and normal retirement benefits at the age of 62. (As of December 29, 2006, Mr. Henkes was 57.) A participant’s early retirement benefits are an amount equal to his normal retirement benefits, reduced by 0.5% for each month by which his age is less than 62. However, in the event of a participant’s termination due to disability, the SERP provides that a participant who is otherwise entitled to receive early retirement benefits would be entitled to receive the full amount of his normal retirement benefits. Under the agreement, a participant is deemed to be “disabled” if (i) he qualifies for disability benefits under the Federal Social Security Act, or any other comparable disability benefit payable under another governmental retirement program and (ii) in the opinion the Compensation Committee, it is unlikely that he will return to active service before his normal retirement age of 65. See “—Pension Benefits.”

Confidentiality and Non-Solicitation Arrangements.    Pursuant to the Change in Control Severance Agreements, each of the named executive officers party thereto has agreed to comply with certain confidentiality and non-solicitation provisions. The non-solicitation provision expires on the first anniversary of the date of termination.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

There are no Compensation Committee interlocks and none of the Company’s employees participates on the Compensation Committee of the Board.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION1

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K/A for the year ended December 31, 2006.

March 27, 2007

COMPENSATION COMMITTEE

Mitchell S. Karlan, M.D. (Chairman)

Willis T. King, Jr.

Wendell L. Moseley, M.D.

[1]

The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is composed of independent directors as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2006, with management and the independent auditors, Ernst & Young LLP (“E&Y”). The Audit Committee has discussed with E&Y the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with E&Y their independence from the Company. The Audit Committee has also considered whether E&Y’s provision of non-audit services to the Company is compatible with maintaining their independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Submitted on March 13, 2007, by the members of the Audit Committee of the Company’s Board of Directors.

Ronald H. Wender, M.D. (Chairman)

Marshall S. Geller

Willis T. King, Jr.

Elizabeth A. Murphy

William A. Renert, M.D.

Principal Accountant Fees and Services

The aggregate fees billed to the Company by Ernst & Young LLP, the Company’s principal accountants, for the fiscal years ended December 31, 2005, and 2006, are as follows:

	2005	2006
Audit Fees (1)	$762,000	$837,000
Audit-Related Fees (2)	36,000	40,000
Tax Fees (3)	88,700	40,625
All Other Fees (4)	4,000	—

(1)

Audit Fees consist of the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K/A and Annual Report to Stockholders, review of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, review of internal control over financial reporting in compliance with the Sarbanes-Oxley Act of 2002 and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	Audit-Related Fees consist of fees for assurance and related services performed by the Company’s independent accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements, including employee benefit plan audits; due diligence related to mergers and acquisitions; and consulting on financial accounting/reporting standards.

(3)	Tax Fees consist of the aggregate fees billed for professional services for tax compliance, tax advice, and tax planning, including preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from audit-related items.

(4)	All Other Fees consist of other permissible work performed by the Company’s independent accountant that does not meet with the above category descriptions.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of the Company’s auditors.

A representative of Ernst & Young LLP will be present at the 2007 Annual Meeting, where he or she will have an opportunity to make a statement if he or she so desires and answer questions.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of the Company’s Independent Auditors

The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s auditors.

Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 13, 1999, the Board of Directors adopted a stock purchase plan for directors and senior executives, under which the Company offered to sell to each director and senior executive up to 10,000 shares of the Common Stock at a price of $27.94 per share, which was the closing price on the New York Stock Exchange on that date. Under the plan, the Company offered to extend loans, up to a maximum of $280,000 for each participant, to enable the participants to purchase the shares. Each loan is for a term of 10 years, and bears interest at the applicable federal rate for May 1999 for a 10-year loan (5.85%). Interest is payable annually. Each of the directors and senior executives participated in the plan. The original amounts of the loans and the amounts outstanding as of April 16, 2007, are as follows: $279,375 by Messrs. Newell and Henkes and Drs. Karlan and Moseley; $279,375 by Dr. Renert, of which $252,133 is currently outstanding; and $139,688 by Dr. Stoutz. The purpose of the plan was to encourage greater stock ownership in the Company by the directors and senior management.

Herzfeld & Rubin, P.C. (“Herzfeld”) is one of the law firms on the panel of approved firms that defends the Company’s insureds in connection with claims covered under the Company’s insurance policies. Michael Zuk, brother of Donald J. Zuk, is an attorney on cases handled by Herzfeld on behalf of the Company’s insureds. Herzfeld has been on the panel of firms approved by the Company to represent the Company’s insureds since 1980. In 2006, the legal fees paid by the Company to Herzfeld amounted to approximately $2.4 million. Michael Zuk is a partner of Herzfeld and holds approximately one-third of the equity interest in the firm. On March 23, 2007, the representation of the Company’s insureds by Herzfeld was approved by the Executive Committee of the Board.

Related Party Transaction Policy and Procedures

The Board has adopted a written Related Party Transaction Policy and Procedures (the “Related Party Policy”) that provides that the Executive Committee should review and approve any related party transaction involving any director, nominee for director, the Company’s Chief Executive Officer, any stockholder owning more than 5% of the Company’s voting securities, or any of their immediate family members or related firms. Under the policy, the Chief Executive Officer should review and approve related party transactions involving executive officers of the Company (or than the Chief Executive Officer or any executive officer who is also a director) or their immediate family members or related firms. For purposes of the Related Party Policy, a “related party transaction” is a transaction, arrangement or relationship that is reportable under SEC rules regarding related party transactions. The policy provides that the Executive Committee or the Chief Executive Officer should be informed of the relevant facts of the proposed transaction, including material terms and conditions and the related party’s relationship or interest, prior to a decision to approve the transaction. In determining whether the transaction is in, or not opposed to, the Company’s best interest, the Executive Committee or the Chief Executive Officer may consider any factors deemed relevant or appropriate, including whether any actual or apparent conflicts of interest are raised, the nature, size or degree of those conflicts, whether mitigations of the conflicts are feasible, potential benefits and detriments to the Company, whether the nature or terms of the transaction are unusual, and whether steps have been taken to ensure fairness to the Company. The Executive Committee or the Chief Executive Officer may impose any conditions deemed appropriate in connection with approving a related party transaction. The Related Party Policy provides that related party transactions should be approved in advance. However, the policy provides for ratification procedures in the event that a director or officer becomes aware of a related party transaction that has already commenced.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act generally requires the Company’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 2006 fiscal year, which came to the Company’s attention based on a review of the applicable filings required by the SEC. Based solely on a review of copies of the reports furnished to the Company by its officers, directors and security holders and their written representations that such reports accurately reflect all reportable transactions and holdings and that no other reports were required, the Company believes that all of its directors, officers and persons owning more than 10% of the Common Stock have complied with the reporting requirements of Section 16(a), except in February 2007 Dr. Karlan became aware that he had acquired the beneficial ownership of additional shares of Common Stock on January 29, 1997, which were not included in the Form 3 filed on that date. On February 14, 2007, Dr. Karlan filed a Form 5 reporting this prior acquisition.

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proxy Item 2)

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007 and has further directed that management submit the selection of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.

The vote of the holders of shares of Common Stock having a majority of the voting power present in person or represented by proxy at the Annual Meeting, at which a quorum must be present, is required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals that stockholders intend to present at the next Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Proxy Rules of the SEC must be received by December 19, 2007, to be eligible for inclusion in the proxy material of that meeting. Proposals and nominations submitted outside the processes of Rule 14a-8 must be received by January 23, 2008, to be timely. If, however, the Company advances the date of the next Annual Meeting by more than 30 days or delays such date by more than 60 days of the anniversary date of this year’s meeting, notice of proposals and nominations must be given not earlier than the close of business on the 120th day in advance of such meeting and not after the close of business on the later of the 90th day prior to the meeting date or the tenth day following the earlier of (i) the day on which notice of the meeting is mailed or (ii) the date public announcement of the date of such meeting is first made be the Company.

OTHER INFORMATION

Proxy Solicitation

Officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services that will be performed in addition to their regular duties. The Company has also retained MacKenzie Partners, Inc. to assist in soliciting proxies. The solicitor’s fee for soliciting proxies is estimated to be approximately $5,000 plus expenses. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses. The Company will pay the cost of all proxy solicitation.

Miscellaneous

The Company’s management knows of no other matters that are to be brought before the Annual Meeting. If any other matters come properly before the Annual Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

Upon the written request of any person whose proxy is solicited by this Proxy Statement, the Company will furnish to such person without charge (other than for exhibits) a copy of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, including financial statements and schedules thereto, as filed with the SEC. Requests may be made to SCPIE Holdings Inc., 1888 Century Park East, Suite 800, Los Angeles, California 90067, Attention: Robert B. Tschudy.

By order of the Board of Directors,

Joseph P. Henkes
Secretary

1888 Century Park East

Los Angeles, California 90067

April 18, 2007

The Board of Directors recommends a vote FOR Proposals 1 and 2.

PROPOSAL 1:

Election of Directors

Nominees:

01 Mitchell S. Karlan, M.D.

02 Jack E. McCleary, M.D.

03 Wendell L. Moseley, M.D.

04 Joseph D. Stilwell

FOR all nominees listed above WITHHOLD AUTHORITY

(except as marked to vote for all nominees to the contrary) listed above

INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “FOR ALL NOMINEES” box and write that nominee’s name in the space provided below.

PROPOSAL 2: To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

FOR AGAINST ABSTAIN

Please mark, date, sign and mail this proxy card promptly, using the enclosed envelope.

Mark Here for Address Change or Comments

SEE REVERSE SIDE

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Important: Please sign exactly as your name appears below. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name, by an authorized person. Each joint tenant should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Dated: , 2007

Signature of stockholder

Signature if held jointly

Title

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING; BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 pm Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET TELEPHONE http://www.proxyvoting.com/skp 1-866-540-5760

Use the Internet to vote your proxy. OR Use any touch-tone telephone to Have your proxy card in hand vote your proxy. Have your proxy when you access the website. card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, date and sign your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

SCPIE HOLDINGS INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 22, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Stockholder(s) of SCPIE HOLDINGS INC. (the “Company”) hereby constitutes and appoints Mitchell S. Karlan, M.D., Wendell L. Moseley, M.D., and Donald J. Zuk, and each of them, attorneys and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held at our principal executive offices located at 1888 Century Park East, Los Angeles, California 90067, on May 22, 2007, at 3:00 pm, Pacific Time, and at any adjournments or postponements thereof for all of the number of shares of Common Stock of the Company that the undersigned has the power to vote, and with all the powers that the undersigned would possess if personally present, as indicated on the reverse side.

The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all the nominees proposed by the Board of Directors of the Company, and FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

The undersigned revokes any prior proxy for such meeting. Receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.

(Please mark, date and sign on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

PRINT AUTHORIZATION (THIS BOXED AREA DOES NOT PRINT)

To commence printing on this proxy card please sign, date and fax this card to: 212-691-9013

SIGNATURE:            DATE:            TIME:

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Registered Quantity (common) 6040 Broker Quantity 0